Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-162882, No. 333-162883, No. 333-162884, No. 333-162885, and No. 333-162886 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 033-57111, No. 333-112421, No. 333-134281, No. 333-121089, No. 333-30331, No. 333-87077, No. 333-153542, No. 333-162007, and No. 333-91440 on Form S-8, and Post-Effective Amendment No. 2 to Registration Statement No. 333-105567 on Form S-8 of our report dated June 26, 2009, relating to the Statement of Net Assets Available for Benefits at December 31, 2008 of The Schering-Plough Puerto Rico Employees’ Retirement Savings Plan, appearing in this Annual Report on Form 11-K of The Schering-Plough Puerto Rico Employees’ Retirement Savings Plan for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

June 28, 2010

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